Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact: Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
CLOSES SALE/LEASEBACK AND JOINT VENTURE TRANSACTIONS
DALLAS – (BUSINESS WIRE) – April 4, 2006 – Capital Senior Living Corporation (NYSE:CSU) (the “Company”), one of the country’s largest operators of senior living communities today announced that it has closed two separate transactions which were announced earlier this year.
The Company has sold the Towne Centre community in Merrillville, IN to an affiliate of Ventas, Inc. (NYSE:VTR) (“Ventas”) and leased the community back in a transaction valued at approximately $29 million. The Towne Centre community in Merrillville, IN is the largest in the Company’s portfolio and offers a full continuum of care. The community has 327 units with capacity for 165 independent living residents, 60 assisted living residents and 120 nursing residents for a total resident capacity of 345 seniors. Towne Centre has been operated by the Company since 1991.
“This sale/leaseback transaction is consistent with our 2006 business goals which are focused on generating significant income and asset growth potential, strengthening our balance sheet and maximizing our return on invested capital,” commented James A. Stroud, Chairman of the Company. “The transaction is immediately accretive and will have a positive impact on earnings for the next ten years, while reducing debt and interest expense and increasing available cash. This structure enables us to monetize equity in our communities, while retaining the management and net operating income from the property.”
The Company will record a gain of approximately $14.5 million on the sale of Towne Centre, which will be recognized equally over the initial lease term. Towne Centre will be added to the Company’s existing master lease with Ventas. The triple net operating lease between the Company and Ventas has an initial term of ten years, with two 5-year renewal options. The initial lease rate is 8% and is subject to conditional annual escalation provisions.
As a result of this sale/leaseback transaction, the Company has retired approximately $16.2 million of variable rate debt with an interest rate of LIBOR plus 350 basis points. At today’s LIBOR rate, the transaction will effectively reduce interest expense by over $1.3 million per year. Net proceeds to the Company, after retirement of debt and transaction costs, were approximately $12.7 million.
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“The Company has retired over $16 million of variable rate debt which carried a current interest rate of over 8.3 percent, while increasing cash by nearly $13 million,” added Lawrence A. Cohen, Chief Executive Officer. “We plan to use a portion of these proceeds to pay down other debt and refinance nearly all of the Company’s remaining variable rate debt at fixed interest rates over 200 basis points below current levels. This refinancing is progressing smoothly and is expected to close in the second quarter.”
In a separate transaction, the Company acquired, through a joint venture, the last of five senior housing communities which have been under contract since earlier this year. The five communities, located in Nebraska and Iowa, comprise 293 assisted living units and have increased Capital Senior Living’s resident capacity by 456. Under the joint venture agreement, Capital Senior Living will earn management fees and may receive additional incentive distributions, in addition to its equity interest.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 58 senior living communities in 21 states with an aggregate capacity of approximately 8,900 residents, including 37 senior living communities which the Company owns or in which the Company has an ownership interest, 8 leased communities and 13 communities it manages for third parties. In the communities operated by the Company, 80 percent of residents live independently, 18 percent of residents require assistance with activities of daily living and 2 percent receive skilled nursing services.
The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-704-5065 for more information.
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